UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2004

Intellisync Corporation

(Exact name of registrant as specified in its charter)

0-21709

(Commission File Number)

Delaware	77-0349154
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(408) 321-7650

Item 5.	Other Events and Regulation FD Disclosure

On May 5, 2004, Intellisync Corporation (the “Company”) announced its restructuring initiative in the third quarter of fiscal 2004 eliminating a number of positions at all levels in the Company, including executives, management and staff in order to manage costs and facilitate future profits. The reorganization, which was made possible by the integration of recent acquisitions into the Company’s management structure, included the Company’s senior vice president of products and services.

Item 12.	Results of Operations and Financial Condition.

On May 5, 2004, Intellisync Corporation announced that it expects third fiscal quarter revenue of approximately $11.0 million, lower than the guidance range of $13.5 to $14.5 million previously provided by the Company. On a GAAP basis, Intellisync anticipates a loss of approximately $(.04) to $(.05) per share for the third fiscal quarter, as opposed to a loss of $(.00) to $(.01) per share given in the previous guidance. On a non-GAAP basis, the Company expects a loss of approximately $(.01) to $(.02) per share, compared to guidance showing a gain of $.02 to $.03 per share.

The above information contains a reference to pro forma income or loss, on a total and per share basis. A pro forma income or loss represents a non-GAAP financial measure. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Pro forma income or loss is used by investors and analysts as an alternative to GAAP measures when evaluating the Company’s performance in comparison to other companies. The Company’s management believes that the presentation of pro forma income or loss, excluding amortization of intangible assets, non-cash stock compensation and non-recurring charges, provides useful information regarding the Company’s financial performance and earnings potential by calculating and quantifying the effect of certain charges on income or loss per share calculated in accordance with GAAP and gives investors and analysts insight into the profitability of the Company’s operating business. Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

The table below reconciles pro forma income or loss used by the Company to the comparable GAAP measure. The pro forma information and other non-GAAP financial measures used by the Company in this report on Form 8-K may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Intellisync Corporation

Updated Earnings/(Loss) Per Share Guidance

(Unaudited)

Q3 FY2004
Net loss per share:	$(0.04)—(0.05)

Non-GAAP items:
In-process research and development	0.01
Amortization of other intangible assets	0.02

Non-GAAP net profit per share:	$(0.01)—(0.02)

Any forward-looking estimates provided above, including estimates related to improved revenues, target revenue growth and other financial results, the timing of such improved financial results, the Company’s ability to build on its quarterly results, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the timing of market adoption and movement toward data synchronization and integration solutions, extended sales cycles for certain Company products, margin erosion, a slowdown in the rate of adoption of Intellisync’s technologies by licensing partners, market shrinkage, the timely introduction, availability and acceptance of new products, professional services and upgrades, the impact of competitive products and pricing, market acceptance of Intellisync’s recent acquisitions, the ability to integrate technologies and businesses with those obtained in recent acquisitions by Intellisync, the ability to retain key employees of the companies Intellisync acquires, consummation of binding agreements with prospective business partners, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K for the year ended July 31, 2003 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after May 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2004	INTELLISYNC CORPORATION

	By:	/s/ J. KEITH KITCHEN

J. Keith Kitchen Vice President of Finance and Administration and Chief Accounting Officer (Principal Financial and Accounting Officer)